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                                                                    Exhibit 99.2

                           Script of Conference Call
                          Stratos International, Inc.

                                 March 3, 2005



Barry Hollingsworth
Chief Financial Officer

Thank you and good afternoon everyone.

      Welcome to Stratos International's fiscal 2005 third quarter conference call. With me today is Andy Harris, President and Chief Executive Officer of Stratos.

      Before we get started, I want to read to you our safe harbor statement. Information on this call may contain predictions, estimates, and other forward-looking statements regarding anticipated revenue growth, customer orders, manufacturing capacity and financial performance. All forward-looking statements on this call are based on information available to the Company as of today. We assume no obligation to update any such forward-looking statements.

      Forward-looking statements are subject to risks and uncertainties. Actual results may differ materially from any future performance suggested. These factors include rapid technological change in the communications industry, fluctuations in operating results, and competition.

      Other risk factors that may affect the Company's performance are listed in our annual report on Form 10K and other reports filed from time to time with the SEC. Investors will be able to obtain the documents free of charge at the SEC's Web site, sec.gov. In addition, comments and documents filed with the SEC by Stratos will be available free of charge from Stratos' Investor Relations. You can contact us at www.stratoslightwave.com.

      I want to point out that we will be providing the contents of this call in an 8-K filing with the SEC.

      Let's get into the numbers

      Net sales for the third quarter of fiscal 2005 were $19.4 million, in line with our prior guidance of $18 to $20 million. This represents a sequential increase of 7% from $18.2 million in the second quarter, and a 21% increase over the prior year.

      The largest markets of our Q3 sales were to telecom and enterprise representing 50% of sales, and military, which represented 34% of our sales in the quarter.

      In January, we announced a restructuring of our business into 4 operating units.

      Three of the units fall under the optical side of the business. That includes our Chicago operations, Military Optics based in Melbourne, Florida, and our UK Fiber Optics unit based in Haverhill England.

      The optical side of the business contributed $9.7 million of product sales in Q3, a sequential increase of 28% from Q2, and a 32% increase over the prior year.

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      Our newest addition is a more traditional connector based business, RF and
      Microwave products, which we acquired as part of our merger with Sterling Holding Company in November 2003.

      RF Microwave sales contributed $9.7 million in Q3, representing a 9% sequential decline from Q2, and a 12% increase over the prior year.

      On a consolidated basis, income from royalties and license fees were $103,000 in Q3.

      We did not have any customers accounting for 10% or more of our net sales during Q3.

      Our book to bill ratio for Q3 was 1.03. Total sales order backlog as of January 31st was $13 million, compared to $12.3 million as of October 31st. Total backlog was approximately $13.3 million through the first 3 weeks of Q4.

      Consolidated gross margin was 29.3%, down from 31.6% in Q2, due primarily to higher material costs and restructuring charges, partially offset by higher overhead absorption.

      Our goal remains to improve gross margins to the mid 30s over the next four quarters by continuing to focus on manufacturing efficiencies and cost reductions where prudent. Over the long term, these efforts will provide better productivity and operating leverage over our manufacturing labor and overhead costs.

      Operating costs increased 33.3% on a sequential basis to $15.1 million compared to $11.3 million in the second quarter, due primarily to non-recurring items.

      In the third quarter we incurred $4.2 million of non-recurring charges, which include $2.4 million in severance cost and $1.8 million in lease costs related to a lease obligation on an idle facility in Mountain View, California that extends to August 2007. In addition, we incurred $0.5 million in asset write-downs and $0.4 million in additional excess and obsolete inventory provisions.

      Our net operating loss in Q3 05 was $9.3 million, compared to a net operating loss of $4.1 million in Q2, and $6.1 million last year.

      Income from cash and short-term investments was $172,000. Dividends paid to preferred shareholders were $88,000. The net loss attributable to common shareholders for the third quarter was $8.7 million, compared to a net loss of $4.1 million in the second quarter of fiscal 2005, and $5.4 million for the third quarter of fiscal 2004. Total weighted average shares outstanding were approximately 13.6 million shares.

      Average DSO for trade accounts receivable for Q3 was 55 days. Inventory turns were 3.2.

      We ended the quarter with $33.2 million of cash and short-term investments, which represented a quarterly decline of $3.5 million. Non-cash charges added back to our net loss amounted to approximately $5.9 million and include the following:

-           The $1.8 million charge related to idle leased facilities

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-           Approximately $1.8 million in severance, and

-           D&A expenses of $2.3 million

      Changes in working capital resulted in a use of $800,000 in cash.

      Going forward, our focus remains on achieving profitability, improving gross margins, and growing our revenues.

      With that, let me turn it over to Andy Harris.

Andy Harris
Chief Executive Officer

      Thanks Barry.

      We are pleased to have reported third quarter revenues towards the high end of our previously announced guidance of $18 to $20 million. The third quarter represents a transition period because of a change in strategic direction that we implemented in late January.

      This included a strategic reduction of our workforce in order to allow us to compete more effectively in our markets. The restructuring affected approximately 45 people, or about 20 percent of our workforce in Chicago, and will result in annual cost savings of approximately $4 million, or about 10% of total operating expenses.

      More importantly, we have simplified our organization by consolidating numerous management roles and have established the basis for improved operational performance.

      We've flattened the organization to bring managers closer to customers and to one another, and have just implemented a significant integration of production, sales, administrative and development teams.

      By taking this action, we plan to balance the long-term needs of the organization with a cost structure more in line with the current scale of the business. A key objective of this was to reduce corporate overhead expenses and increase our focus on customer requirements.

      We continue to scrutinize all of our product lines and product groups on a regular basis, all of which have time tables for continuing funding that depend on profitability. We have carefully scrutinized R&D spending and new product programs to enable us to realize positive returns on our investments.

      We are also exploring increased use of contract manufacturing and partnering arrangements to broaden our product line and achieve cost advantages.

      Last week we announced a favorable court ruling relating to a $38 million lawsuit in which we had been engaged since 2002. We have vigorously defended ourselves against these claims because we have felt for some time that they were without merit. Obviously, we are very pleased

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      with the court's decision. These types of things have a way of distracting a company from its mission, but our focus has remained on leveraging an excellent and dedicated employee base, building on our strong long-term customer relationships, continuing development of our high quality, technically advanced product offerings and executing on our operating plan. This was a major cloud that has been lifted from this company. This lawsuit had caused a significant amount of uncertainty from the viewpoint of investors and I am happy to say that it is behind us now.

      We've been working hard to remove these types of obstacles and focus our energies on growing our business in a sustainable and profitable way.

      Our management team is working very hard to improve our operations and get on the path to profitability. More importantly, we are being open to our shareholders about this. We will clearly communicate our progress on this front to our investors.

      The fiber optics market remains extremely competitive. Much of the ongoing business is due to established approvals and qualifications. There are areas of pricing pressures, but our order rate will stabilize as we ship high quality products on a reliable basis.

      In our Trompeter and Semflex businesses, we are seeing strength in military and aerospace revenues, while our sales into telecom markets remains stable.

      At present, we expect consolidated fourth quarter sales to grow into the $18.5 to $20.5 million range. I believe we have a good story to tell. We are very positive about our future.

      Thank you and now we would like to open it up for your questions.

      Ryan Vardeman, Gryphon Partners

      Hi guys, going through these one-time charges of $4.2 million, are there any legal expenses in there? What were the legal expenses expended on the Lego case in the quarter?

      Barry Hollingsworth

      Ryan, there were no legal expenses included in the non-recurring breakout, but the legal expenses in total for the quarter were somewhere in the $700,000 range.

      [Clarification after call: "Non-Lego" legal expenses in total for the quarter were in the $700,000 range.]

      Ryan Vardeman

      Have all the Lego bills been paid?

      Barry Hollingsworth

      In the case of Lego, it is safe to say that those are behind us now. There will be a few remnants of that left, but going forward, the legal costs associated with that, which have been pretty significant will be going away. We expect our total legal costs to go down pretty significantly.

      Ryan Vardeman

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      Maybe half of that $700,000.

      Barry Hollingsworth

      This is one area of our operating costs that we are being aggressive in terms of cutting.

      Ryan Vardeman

      You said $2.3 million of depreciation and amortization for the quarter?

      Barry Hollingsworth

      That is correct.

      Ryan Vardeman

      And $1.8 million in non-cash severance charges?

      Barry Hollingsworth

      That is correct. It is $1.8 million in severance charges that have not been paid in Q3, and we expected to pay in Q4.

      Ryan Vardeman

      OK, and the idle lease expense - that is something that is going to be paid as well?

      Barry Hollingsworth

      The goal is to continue paying that on an ongoing basis. We may end up doing a one-time buyout if we can, but all of the costs now have been incurred on that. From a cash flow perspective, we still have the costs related to that.

      Ryan Vardeman

      What is that on a quarterly basis?

      Barry Hollingsworth

      That comes out to about $180,000 per quarter.

      Ryan Vardeman

      Operating margins going into the mid thirties over the next four quarters
      - should we expect to see a linear move from today? How should we look at that?

      Barry Hollingsworth

      I think that is a fair assumption to look at a steady progression. That is the way we are managing the business right now.

      Ryan Vardeman

      Cash burn in Q4 - what can we expect to see?

      Barry Hollingsworth

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      There are a couple open items left on that which may or may not play out in the quarter. Our cost containment efforts are continuing. We do expect to be cash flow break even on an EBITDA basis over the next several quarters some time.

      Ryan Vardeman

      Cash - what should we expect that to be before you break even?

      Barry Hollingsworth

      We do have several items, which may impact our cash. For instance, we have a $4.2 million of income tax recoverable on our balance sheet. We have an idle building here in Chicago that is on the market. We are working fairly actively with our broker on that. We continue to get, even this week, a very encouraging level of inquiry on that.

      Ryan Vardeman

      Between now and EBITDA break even, what do you see as a cumulative EBITDA loss -- $2 or $3 million?

      Barry Hollingsworth

      I think that is a fair and reasonable starting point.

      Ryan Vardeman

      OK, thank you very much.

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